Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Nidhi Andalon
Vice-President and CFO
Qualstar Corporation
(805) 583-7744
gervais@qualstar.com

QUALSTAR REPORTS FISCAL 2012 THIRD QUARTER RESULTS

SIMI VALLEY, Calif., May 10, 2012 — Qualstar® Corporation (Nasdaq: QBAK), a manufacturer of automated tape storage solutions and high efficiency power supplies, today reported financial results for the third quarter of fiscal 2012 ended March 31, 2012.

Fiscal 2012 Third Quarter Financial Results
Revenues for the third quarter of fiscal 2012 were $4.6 million, compared to $4.2 million for the same quarter of fiscal 2011, an increase of $0.4 million or 8.5 percent.  Loss from operations was $601,000 compared to $561,000 in the third quarter of fiscal 2011. Net loss was $553,000 or $0.05 per basic and diluted share, compared to a net loss of $514,000, or $0.04 per basic and diluted share for the third quarter of fiscal 2011.

Tape library segment revenues were $1.9 million for the third quarter, compared to $2.0 million in the third quarter of fiscal 2011, a decrease of $0.1 million, or 4.3 percent. This decrease in revenues was due to lower sales of TLS and RLS tape libraries and service, partially offset by increased sales of XLS tape libraries and media. Power supply segment revenues were $2.7 million for the quarter, compared to $2.2 million in the prior year quarter, an increase of $0.5 million, or 20.0 percent. The increase in revenues is related to an increase in overall demand.

Gross profit decreased to $1.2 million, or 25.8 percent of net revenues, for the three months ended March 31, 2012, from $1.4 million, or 32.3 percent of net revenues, for the three months ended March 31, 2011.  The decrease in gross profit is attributed to a change in product mix.

Research and development (“R&D”) expenses for the third quarter of fiscal 2012 were $696,000, or 15.1 percent of revenues, compared to $656,000 or 15.4 percent of revenues, for the third quarter of fiscal 2011.  The increase is due primarily to higher consulting expenses. Sales and marketing expenses were $451,000, or 9.8 percent of revenues, compared to $604,000 or 14.2 percent of revenues, in the corresponding period last year.  The decrease in sales and marketing expenses is attributed to lower compensation expenses and decreased advertising and promotion expenses.  General and administrative expenses were $644,000 or 14.0 percent of revenues, compared to $672,000, or 15.8 percent of revenues, for the same period last year.

Commenting on the Company’s business results, Bill Gervais, president and chief executive of Qualstar said, “We are finding traction with the new RLS 10U and 6U product line.  We are also seeing more activity overall in the market, compared to last quarter.  In the power supply segment, we shipped approximately 43,600 units, yielding the highest quarterly revenue for power supplies to date”.

Fiscal 2012 Nine-Month Financial Results
Qualstar reported revenues of $12.8 million for the first nine months of fiscal 2012, compared with $13.6 million for the first nine months of fiscal 2011.  The Company’s net loss for the first nine months of fiscal 2012 was $1.5 million, or $(0.12) per basic and diluted share, compared with a net loss of $0.6 million, or $(0.05) per basic and diluted share, in the first nine months of fiscal 2011.

Cash, cash equivalents and marketable securities were $21.6 million at March 31, 2012. Inventory, net of reserves, at March 31, 2012 was $6.1 million, compared to $5.7 million at June 30, 2011.

Qualstar Corporation Conference Call

The Company will hold a conference call to discuss its fiscal 2012 third quarter results on Thursday, May 10th, 2012 at 2:00 p.m. Pacific standard time (5:00 p.m. Eastern).  Investors are invited to listen to the call live via the Internet using the link under the “Investors” section at www.qualstar.com.  Please go to the Website at least 15 minutes early to register, download and install any necessary audio software.  A replay of the Webcast will be available after the live conference call.  Additionally, participants can dial into the live conference call by calling 1-877-941-0843 or 1-480-629-9770.  An audio replay will be available through May 24th, 2012, by calling 1-800-406-7325 or 1-303-590-3030, and entering access code 4536084.

About Qualstar Corporation
Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company’s products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service.  More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Forward-Looking Statements
Statements concerning the future business, operating results and financial condition of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements.  Factors that could affect the Company’s actual results include the Company’s ability to increase sales of its products; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; and, adverse changes in market demand for its products.  The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.  Further information on these and other potential factors that could affect the Company’s financial results or condition are included in Qualstar’s filings with the Securities and Exchange Commission.  In particular, reference is made to the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, and to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Form 10-K.

-Financial Tables to Follow-

QUALSTAR CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011

Net revenues	$4,608	$4,247	$12,787	$13,595

Cost of goods sold	3,418	2,876	$9,056	8,495

Gross profit	1,190	1,371	3,731	5,100

Operating expenses:
Research and development	696	656	1,994	2,088
Sales and marketing	451	604	1,360	1,821
General and administrative	644	672	1,977	1,971
Total operating expenses	1,791	1,932	5,331	5,880

Loss from operations	(601)	(561)	(1,600)	(780)

Investment Income	48	47	133	137

Loss before income taxes	(553)	(514)	(1,467)	(643)

Benefit for income taxes	-	-	-	-

Net loss	$(553)	$(514)	$(1,467)	$(643)

Loss per share:
Basic and Diluted	$(0.05)	$(0.04)	$(0.12)	$(0.05)

Shares used to compute earnings per share:
Basic and Diluted	12,253	12,253	12,253	12,253

QUALSTAR CORPORATION
CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	June 30,
	2012	2011
ASSETS	(Unaudited)	(Audited)

Current assets:
Cash and cash equivalents	$3,777	$4,970
Marketable securities, short-term	7,999	10,713
Receivables, net of allowance for doubtful accounts of $154 as of March 31, 2012 and $180 as of June 30, 2011	2,695	3,005
Inventories, net	6,082	5,673
Prepaid expenses and other current assets	224	312

Total current assets	20,777	24,673

Property and equipment, net	176	232
Marketable securities, long-term	9,778	6,981
Other assets	51	49

Total assets	$30,782	$31,935

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,518	$1,293
Accrued payroll and related liabilities	419	495
Other accrued liabilities	1,123	945

Total current liabilities	3,060	2,733

Other long-term liabilities	22	22
Commitments and contingencies
Shareholders' equity:
Common stock, no par value; 50,000 shares authorized, 12,253 shares issued and outstanding as of March 31, 2012 and June 30, 2011	18,875	18,869
Accumulated other comprehensive income	19	38
Retained earnings	8,806	10,273
Total shareholders' equity	27,700	29,180

Total liabilities and shareholders' equity	$30,782	$31,935